Sub-Item 102P2

Based on a review of reports filed by the Fund's directors
and executive officers, the investment adviser, officers and directors of the investment adviser, affiliated persons of the investment adviser and beneficial holders of 10% or more of
the Fund's outstanding stock, and written representations by the Reporting Persons that no year-end reports were required for such persons, all filings required by Section 16(a) of the
Securities and Exchange Act of 1934 for the fiscal year ended
October 31, 2007 were timely, except that Christian Strenger filed a Form 4 three days late.  Mr. Strenger has since corrected his omission by making the necessary filing.